Spindletop Oil & Gas Co.
12850 Spurling Rd., Suite 200
Dallas, Texas  75230-1279


October 31, 2008

Via EDGAR


The Securities and Exchange Commission
100 F. Street
Washington, D.C. 20549-7010
Attn: Joanna Lam, Staff Accountant
      Ronald Winfrey, Petroleum Engineer
      Karl Hiller, Branch Chief
      Division of Corporation Finance
      Mail Stop 7010


      Re: Spindletop Oil & Gas Co. (Commission File No. 000-18774; CIK No.0000867038) - Form 10-K for the fiscal year ended December 31, 2007 filed April 14, 2008; Form 10-Q for quarter ended March 31, 2008 filed May 15, 2008, Form 10-Q for quarter ended June 30, 2008 filed August 14, 2008 - Response letter dated August 29, 2008.


Ladies and Gentlemen:

This letter is to confirm our telephone conversation this date with the Commission wherein the date to respond to the subject Commission letter has been extended to November 20, 2008.

                                       Very truly yours,

                                       Spindletop Oil & Gas Co.

                                       /s/ Robert E. Corbin
                                       Robert E. Corbin
                                       Principal Financial and Accounting
                                       Officer

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